Exhibit 99.1

BED BATH & BEYOND INC. APPOINTS CINDY DAVIS AS NEW CHIEF BRAND OFFICER AND PRESIDENT OF DECORIST

UNION, N.J., May 13, 2020 --- Bed Bath & Beyond Inc. (Nasdaq: BBBY) announced the appointment of Cindy Davis as Executive Vice President (EVP), Chief Brand Officer of Bed Bath & Beyond Inc. and President, Decorist, effective May 26, 2020. Ms. Davis will report directly to Mark Tritton, Bed Bath & Beyond’s President & CEO.

Ms. Davis will be responsible for developing and implementing the Promise pillar of the Company’s strategic growth plan. Her responsibilities will include stewardship and execution of brand strategy, as well as marketing and communications across the Company’s retail banners. Ms. Davis will also support the team responsible for developing and executing the growth strategy for the Company’s online interior design platform, Decorist, which provides customers with personalized home design services.

Mark Tritton, President & CEO, said, “We have continued to invest in our business and take measured steps to enhance how we serve our loyal customers throughout the COVID-19 crisis. Cindy’s arrival as Chief Brand Officer follows a number of recent executive appointments as we establish a world class leadership team to rebuild our business and strengthen our authority in the Home space.

“Cindy has an incredible track record leading brand strategy, digital, and consumer insights for some of the largest and most beloved brands in the country and her expertise will be invaluable as we strengthen our omni-always shopping experience and deepen our relationship with customers.”

Ms. Davis will join the Company from L Brands, where she currently serves as EVP and Chief Digital Marketing Officer, responsible for innovating marketing solutions to drive growth across brands and geographies, accelerating digital capabilities company-wide and building loyal customer relationships. Previously she was EVP, Consumer Experience, at Disney/ABC Television, prior to which she held strategic leadership positions at other leading retail and leisure brands, including Walmart, Inc., Sam’s Club, Yum! Brands, Starwood Hotels and Hilton Hotels.

Ms. Davis said, "Our homes have never been more important to us and I am excited to join Bed Bath & Beyond at a time when it is making it easy for customers to feel at home. I look forward to working with Mark and this outstanding leadership team to build an even stronger connection with customers in the future.”

Ms. Davis’s appointment bolsters the Company’s new senior leadership team, which also includes several recent appointments:

•	Gustavo Arnal – EVP, Chief Financial Officer & Treasurer

•	John Hartmann – EVP, Chief Operating Officer and President of buybuy BABY

•	Joe Hartsig – EVP, Chief Merchandising Officer and President of Harmon Inc.

•	Gregg Melnick – EVP, Chief Stores Officer

•	Rafeh Masood – EVP, Chief Digital Officer

•	Arlene Hong – EVP, Chief Legal Officer & Corporate Secretary

About Bed Bath & Beyond Inc.

Bed Bath & Beyond Inc. and subsidiaries (the "Company") is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of domestic merchandise and home furnishings. The Company also provides a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s progress and anticipated progress towards its long-term objectives. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, and similar words and phrases, although the absence of those words does not necessarily mean that statements are not forward-looking. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; risks associated with COVID-19 and the governmental responses to it, including its impacts across the Company's businesses on demand and operations, as well as on the operations of the Company's suppliers and other business partners, and the effectiveness of the Company's actions taken in response to these risks; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, and other factors such as natural disasters, such as pandemics, including the COVID-19 pandemic, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; the ability to effectively and timely adjust the Company's plans in the face of the rapidly changing retail and economic environment, including in response to the COVID-19 pandemic; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, including the COVID-19 pandemic, on the Company’s capital allocation strategy; risks associated with the ability to achieve a successful outcome for its business concepts and to otherwise achieve its business strategies; the impact of intangible asset and other impairments; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; and foreign currency exchange rate fluctuations. The Company does not undertake any obligation to update its forward-looking statements.

CONTACTS:

INVESTOR CONTACT: Janet M. Barth, (908) 613-5820 OR IR@bedbath.com

MEDIA CONTACT: Dominic Pendry, (347) 604-0381 or dominic.pendry@bedbath.com